Exhibit (d)(vi)

Platinum Equity Capital Partners IV, L.P.

Platinum Equity Capital Partners V, L.P.

360 North Crescent Drive, South Building

Beverly Hills, California 90210

March 8, 2023

Olympus Water Holdings IV, L.P.

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof, by and among OLYMPUS WATER HOLDINGS IV, L.P., a Cayman Islands exempted limited partnership, acting by its general partner, General Partner (“Parent”), DIAMOND MERGER LIMITED, a Cayman Islands exempted company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and DIVERSEY HOLDINGS, LTD., a Cayman Islands exempted company (the “Company”) (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company as the surviving entity and a wholly-owned Subsidiary of Parent. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.            Commitment. Each of Platinum Equity Capital Partners IV, L.P., a Delaware limited partnership, and Platinum Equity Capital Partners V, L.P., a Delaware limited partnership (each a “Sponsor” and, together, the “Sponsors”), severally and not jointly, hereby commits to contribute to Parent or its Affiliates, directly or indirectly through one or more intermediaries, at the Closing and on the terms and subject to the conditions contained herein and in the Merger Agreement, in cash in immediately available funds, their Pro Rata Portion (as defined below) of an aggregate amount in U.S. dollars that is equal to $950,000,000 (the amount of such Sponsor’s Pro Rata Portion being such Sponsor’s “Commitment”), in exchange, directly or indirectly, for equity securities of Parent or its Affiliates, solely for the purpose of funding, and to the extent necessary to fund, together with the net proceeds of the Debt Financing, all of the amounts required to be paid by Parent in connection with the consummation of the Closing pursuant to Sections 2.8(n) (Payment Procedures), 2.9(b) (Payment Fund) and 6.16 (Company Payoff Indebtedness) of the Merger Agreement, together with related fees, costs and expenses required to be paid by Parent, Merger Sub or the Surviving Company in connection with the transactions contemplated by the Merger Agreement (together, the “Closing Payments”). Furthermore (a) in the event a Sponsor assigns a portion of its Commitment to one or more Permitted Assignees in accordance with Section 7 (No Assignment) hereof, the amount required to be funded by the Sponsor will be reduced on a dollar-for-dollar basis by the portion of such Sponsor’s Commitment pursuant to this letter actually funded by such Permitted Assignee in cash to Parent at the Closing; and (b) the Commitment may be reduced by Parent in an amount specified by Parent solely to the extent that, after giving effect to such reduction, and by reason of Parent having obtained funds from other sources, Parent is able to fund all of the Closing Payments required by it pursuant to, and consummate the transactions contemplated by, the Merger Agreement in accordance with the terms thereof. The term “Pro Rata Portion” means (A) with respect to Platinum Equity Capital Partners IV, L.P., 31.58% and (B) with respect to Platinum Equity Capital Partners V, L.P., 68.42%.

2.            Representations and Warranties. Each Sponsor represents and warrants as to itself, and not as to the other Sponsor, that (a) this letter has been duly and validly executed and delivered by such Sponsor and upon execution and delivery of the Merger Agreement, this letter will constitute a legal, valid and binding obligation of such Sponsor enforceable against such Sponsor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (b) such Sponsor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to enter into this letter and to perform its obligations hereunder; (c) the execution, delivery and performance of this letter has been duly and validly authorized by all necessary action and does not contravene, conflict with or result in any violation of any provision of such Sponsor’s certificate of formation, limited partnership agreement or other organizational or governing documents or any Law binding on such Person or its assets; (d) such Sponsor has sufficient cash or unfunded capital commitments to cause its Commitment to be funded to Parent pursuant to and in accordance with this letter; and (e) all funds necessary for such Sponsor to perform all of its obligations under this letter shall be available (in the form of cash or unfunded capital commitments) to it for so long as this letter shall remain in effect, and no additional internal approval is needed to fulfill such Sponsor’s obligations hereunder.

3.            Conditions. The obligation of each Sponsor to fund its Commitment (a) is subject to (i) the satisfaction or waiver by Parent and Merger Sub of all conditions precedent set forth in Sections 7.1 (Conditions to Each Party’s Obligations to Effect the Merger) and 7.2 (Conditions to the Obligations of Parent and Merger Sub) of the Merger Agreement to Parent’s and Merger Sub’s obligations to consummate the Closing (other than those conditions that are by their terms to be satisfied at the Closing, but subject to such conditions being capable of being satisfied); and (ii) the prior or substantially simultaneous closing and funding of the Debt Financing, or the Debt Financing Sources having confirmed in writing that the Debt Financing (including for the avoidance of doubt, any Alternative Financing) is capable of being funded in full at the Closing if the Commitment is funded at the Closing; and (b) is subject to, and will occur contemporaneous with, the Closing.

4.            Term; Termination. Each Sponsor’s Commitment shall become effective on the date and time at which the Merger Agreement has been duly executed by all parties thereto. Each Sponsor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) the funding of such Commitment and consummation of the Closing in accordance with the terms of the Merger Agreement, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Company or any of its controlled Affiliates or agents duly authorized to act on the Company’s or its controlled Affiliates’ behalf or Bain or any of its controlled Affiliates or agents duly authorized to act on Bain’s or its controlled Affiliates’ behalf asserting, filing or otherwise commencing, directly or indirectly, any lawsuit or other legal proceeding asserting a claim under, or action against, any Sponsor Related Party (as defined below) in connection with this letter, the Guarantee, the Merger Agreement, the Debt Commitment Letters or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, other than any Permitted Claim (as defined in, and to the extent permitted under, Section 2 (Changes in Obligations; Certain Waivers) of the Guarantee), in each case, subject to all of the terms, conditions and limitations herein and therein, or (d) the occurrence of any event which, by the terms of the Guarantee, is an event which terminates the Obligations, as defined in the Guarantee. Upon termination of this letter, the Sponsors shall have no further obligations or liabilities hereunder.

5.             No Third Party Beneficiaries. This letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent or Merger Sub to enforce, the Commitment or any provisions of this letter; provided that, subject to the terms and conditions of the Merger Agreement, including Section 9.8 (Remedies) thereof, to the extent the Company is entitled to specific performance of the obligations of Parent under the Merger Agreement in the limited circumstances set forth in Section 9.8 (Remedies) thereof, the Company shall be a third party beneficiary of the enforcement rights granted to Parent under this letter solely for the purpose of seeking specific performance of Parent’s right to cause the Commitment to be funded hereunder in accordance with Section 1 (Commitment) hereof (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof) and for no other purpose (including any claim for monetary damages); provided, further that the Sponsor Related Parties shall be express third party beneficiaries of the provisions set forth herein that are for the benefit of the Sponsor Related Parties, each of which shall survive an expiration or termination of this letter. For the avoidance of doubt, the Company’s remedies in this letter shall be solely with respect to specific performance and the Company shall not have any right to seek or obtain monetary damages pursuant to this letter.

6.              Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitment, agrees and acknowledges that no Person other than the Sponsors (and any Permitted Assignees) shall have any obligations hereunder and that, notwithstanding that any Sponsor or its Permitted Assignee may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of any Sponsor or any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of any of the foregoing (in each case other than the Sponsors, Parent, Merger Sub or any assignee permitted in accordance with the Merger Agreement, each, a “Sponsor Related Party” and collectively, the “Sponsor Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of a Sponsor against any Sponsor Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Sponsor Related Party for any obligations of a Sponsor or any of its respective successors or permitted assigns under this letter or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) Subject to the Company’s rights pursuant to Section 5 (No Third Party Beneficiaries) hereof, this letter may only be enforced by Parent against a Sponsor at the direction of such Sponsor in its sole discretion, and Parent shall have no right to enforce this letter against a Sponsor unless directed to do so by such Sponsor in its sole discretion. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.

(c) Concurrently with the execution and delivery of this letter and the Merger Agreement, the Sponsors are executing and delivering in favor of the Company a Guarantee related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement. The Company’s remedies against the Sponsors under the Guarantee shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and the Company Related Parties against the Sponsors and Sponsor Related Parties in respect of any liabilities or obligations (including consequential, indirect or punitive damages, and whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement or the failure of the Closing to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent or Merger Sub’s breach is caused by the breach of a Sponsor of its obligations under this letter, except for (i) the Company’s right to seek specific performance of the obligations of Parent in the limited circumstances under Section 9.8 (Remedies) of the Merger Agreement and (ii) the rights of the Company set forth in (A) Section 5 (No Third Party Beneficiaries), (B) Section 7 (No Assignment), (C) the second sentence of Section 12 (Confidentiality) and (D) Section 13 (Amendments and Waivers) hereof (which rights, in each case of the foregoing clauses (A), (B), (C) and (D), shall be with respect to specific performance only and for no other purpose, including any claim for monetary damages). Each Sponsor hereby agrees not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that Parent or the Company, as applicable, has an adequate remedy at law.

7.            No Assignment. This letter and the Commitments of the Sponsors described herein shall not be assignable by Parent without the prior written consent of the Sponsors and the Company (with the prior approval of the Special Committee), and the granting of such consent in a given instance shall be solely in the discretion of the Sponsors and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. No assignment (in whole or in part) by a Sponsor of its rights or obligations hereunder shall be permitted without the prior written consent of Parent and the Company (with the prior approval of the Special Committee). Notwithstanding the foregoing, each Sponsor may, without consent, assign all or a portion of its Commitment hereunder to one or more of its Affiliates, including the other Sponsor (any such Affiliate, a “Permitted Assignee”); provided, that no such assignment or transfer to a Permitted Assignee shall (i) relieve a Sponsor of any part of its obligations hereunder, except on a dollar-for-dollar basis in respect of any portion of its Commitment actually funded by such Permitted Assignee pursuant to the assigning Sponsor’s Commitment under this letter or (ii) prevent, materially impair or delay the Closing. Any purported assignment or transfer in violation of this Section 7 (No Assignment) shall be null and void.

8.            Entire Agreement. This letter, together with the Merger Agreement and the Guarantee, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof or thereof.

9.            Severability. In the event that any provision of this letter, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this letter will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this letter with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.          Governing Law; Jurisdiction and Forum. This letter and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this letter or the actions of Parent and Sponsors in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this letter, for and on behalf of itself or any of its properties or assets, in any manner as may be permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this letter or the transactions contemplated hereby; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this letter or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f)   agrees that it shall not bring any Legal Proceeding relating to this letter or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent and the Sponsors agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

.

11.           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11 (WAIVER OF JURY TRIAL).

12.          Confidentiality. This letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with the transactions contemplated by the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Sponsors. The foregoing notwithstanding, this letter shall be provided to the Company, and the Company and the undersigned may disclose the existence of this letter to (a) its Affiliates, advisors and representatives on a need-to-know basis, but only if such Person agrees to keep such information confidential, (b) to the extent required by Law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings related to the transactions contemplated by the Merger Agreement, including a customary description of this letter in the Proxy Statement, and in any court proceedings in connection with any litigation relating to the Merger or the Merger Agreement, as permitted by or provided in the Merger Agreement, (c) in conjunction with the enforcement of the terms of this letter against the Sponsors and (d) to its members and their respective representatives on a need-to-know basis, but only if such Person agrees to keep such information confidential.

13.           Amendments and Waivers. No amendment or waiver of any provision of this letter will be valid and binding unless it is in writing and signed, by the Company (with the prior approval of the Special Committee), the Sponsors and Parent, provided that this letter may be amended by the Sponsors without written consent of the Company to reflect any permitted assignment pursuant to Section 7 hereunder (No Assignment). No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

14.            Counterparts; Electronic Execution. This letter may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

15.          No Presumption Against Drafting Party. Each party acknowledges that it and its counsel have been given an equal opportunity to negotiate the terms and conditions of this letter and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this letter.

Remainder of this page intentionally left blank.

If the foregoing is acceptable to Parent, please sign and return a copy of this letter, whereupon this letter will constitute the commitment of each Sponsor to provide the aforementioned equity financing to Parent on the terms and conditions set forth herein.

Very truly yours,

SPONSORS:

PLATINUM EQUITY CAPITAL PARTNERS IV, L.P.
a Delaware limited partnership

By:	Platinum Equity Partners IV, L.P.,
its general partner

By:	Platinum Equity Partners IV, LLC,
its general partner

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Secretary, Vice President and Treasurer

Signature Page to Equity Commitment Letter

PLATINUM EQUITY CAPITAL PARTNERS V, L.P.
a Delaware limited partnership

By:	Platinum Equity Partners V, L.P.,
its general partner

By:	Platinum Equity Partners V, LLC
its general partner

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Secretary, Vice President and Treasurer

Agreed to and accepted as of the date first written above:

PARENT:

OLYMPUS WATER HOLDINGS IV, L.P. By: Olympus Water Holdings Limited, its General Partner

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Director

Signature Page to Equity Commitment Letter